UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

__________________NO CHANGE__________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 15, 2012, Lions Gate Entertainment Inc. (“LGEI”), a wholly-owned subsidiary of Lions Gate Entertainment Corp., entered into a supplemental indenture dated as of October 15, 2012 (the “Supplemental Indenture”) to amend the indenture (the “Indenture”) governing LGEI’s 10.25% senior secured second-priority notes due 2016 (the “Notes”). The Supplemental Indenture amends the Indenture to, among other things, enable LGEI to incur additional secured indebtedness under that certain Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of September 27, 2012, by and among LGEI, as borrower, the guarantors referred to therein and JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, in an aggregate principal amount not to exceed $650 million (an increase from the $340 million limit previously specified in the Indenture).

The Supplemental Indenture was entered into following receipt of the requisite consents from the holders of the Notes pursuant to the previously announced consent solicitation from holders of the Notes to effect certain proposed amendments to the Indenture to permit LGEI to incur additional secured indebtedness. The consent solicitation expired at 5 p.m., New York City time on October 12, 2012.

The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.     Description

4.1
Supplemental Indenture dated October 15, 2012 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2012
LIONS GATE ENTERTAINMENT CORP.
(Registrant)
By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and EVP, Corporate Operations